Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2014 and for the nine months ended June 30, 2015 and the unaudited pro forma condensed combined balance sheet as of June 30, 2015 and the related notes thereto have been derived by the application of pro forma adjustments based upon the historical financial statements of Beacon and RSG Parent, giving effect to the RSG Acquisition Transactions and related adjustments described in the accompanying notes.  As used herein, the term “RSG Acquisition Transactions” refers to the following proposed transactions: (i) issuance of up to $300.0 million of aggregate principal amount of Beacon’s unsecured senior notes; (ii) closing of the RSG Acquisition; (iii) closing of and borrowings under (a) a new $700.0 million senior secured asset-based revolving credit facility, of which $350.0 million is expected to be drawn on the date of the RSG Acquisition (the “ABL Facility”) and (b) a new $450.0 million senior secured term loan “B” facility (the “Term Loan B Facility”); (iv) repayment of certain existing indebtedness of Beacon and RSG and their respective subsidiaries, including the redemption of RSG’s existing unsecured senior notes; and (v) payment of estimated premiums, fees and expenses in connection with the foregoing.

The unaudited pro forma condensed combined balance sheet gives effect to the RSG Acquisition Transactions as if they had been consummated on June 30, 2015 and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain tangible and intangible assets.  Beacon’s fiscal year ends on September 30, while RSG Parent’s fiscal year ends on December 31. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2014 gives effect to the RSG Acquisition Transactions as if they had been consummated on October 1, 2013 and combines Beacon’s historical results for the fiscal year ended September 30, 2014 with RSG Parent’s historical results for the year ended December 31, 2014.  There were no significant transactions outside the ordinary course of business for RSG Parent in the three months ended December 31, 2013 or 2014.   The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2015 gives effect to the RSG Acquisition Transactions as if they had been consummated on October 1, 2013 and combines Beacon’s historical results for the nine months ended June 30, 2015 with RSG Parent’s historical results for the six months ended June 30, 2015 and the three months ended December 31, 2014.

The final terms of the RSG Acquisition Transactions will be subject to market conditions and may change materially from the assumptions described in the following unaudited pro forma condensed combined financial information.  Changes in assumptions with respect to the RSG Acquisition Transactions would result in changes to various components of the unaudited pro forma combined balance sheet, including stockholders’ equity, and various components of the unaudited pro forma condensed combined statement of operations, including interest expense and earnings per share.  Depending upon the nature of the changes, the impact on the unaudited pro forma condensed combined financial information could be material.

The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to Beacon’s historical consolidated financial information that are (i) directly attributable to the RSG Acquisition Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results.  The final purchase price allocation for the RSG Acquisition Transactions will be performed after the closing of the RSG Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the RSG Acquisition.  Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill.  The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.  The unaudited pro forma condensed combined financial information does not reflect any cost savings, including the anticipated $50 million in annual run-rate synergies described in Exhibit 99.1 to this Current Report on Form 8-K, or associated costs to achieve such savings from operating efficiencies, synergies, utilization of RSG Parent’s net operating loss carryforwards or other restructuring that may result from the RSG Acquisition Transactions.  Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma combined financial information is provided for informational and illustrative purposes only and should be read in conjunction with (i) the audited consolidated financial statements and the notes related thereto for Beacon for the fiscal years ended September 30, 2014, 2013 and 2012, which are filed with Beacon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 on file with the SEC, (ii) the audited consolidated financial statements and the notes related thereto for RSG Parent for the years ended December 31, 2014 and 2013 and as of December 31, 2014 and 2013 and for the period from May 31, 2012 through December 31, 2012 (successor) and the period from January 1, 2012 through May 30, 2012 (predecessor), which are included as Exhibit 99.2 to this Current Report on Form 8-K, (iii) the unaudited consolidated financial statements and the notes related thereto for Beacon as of and for the nine months ended June 30, 2015 and 2014, which are filed with Beacon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and (iv) the unaudited consolidated financial statements and the notes related thereto for RSG Parent for the six months ended June 30, 2015 and 2014 and as of June 30, 2015, which are included as Exhibit 99.3 to this Current Report on Form 8-K. The unaudited pro forma combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the RSG Acquisition Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the RSG Acquisition Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma combined financial information.

The following unaudited pro forma combined financial information was prepared using the acquisition method of accounting for business combinations under the guidance in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended June 30, 2015

	Historical		Pro Forma	Note	Pro Forma
	Beacon	RSG Parent (a)	Adjustments	Ref	Combined
	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$1,727,440	$848,734	$-		$2,576,174

Cost of products sold	1,323,666	666,084	-		1,989,750

Gross profit	403,774	182,650	-		586,424

Operating expenses	345,852	172,742	11,491	5(a), 5(b)	530,085

Income (loss) from operations	57,922	9,908	(11,491)		56,339

Interest expense, financing costs and other	7,988	31,484	(1,132)	5(c)	38,340

Income (loss) before provision for income taxes	49,934	(21,576)	(10,360)		17,998

Provision (benefit) for income taxes	18,464	9,706	(21,151)	5 (d)	7,019

Net income (loss)	$31,470	$(31,282)	$10,791		$10,979

Net income per share:
Basic	$0.64				$0.19
Diluted	$0.63				$0.18

Weighted average shares used in computing net income per share:
Basic	49,526,436		9,043,272	5 (e)	58,569,708
Diluted	50,089,987		9,305,858	5 (e)	59,395,845

(a)	The unaudited pro forma condensed statement of operations data of RSG Parent for the nine months ended June 30, 2015 includes the historical statement of operations of RSG Parent for the three months ended December 31, 2014. The historical statement of operations data of RSG Parent for the three months ended December 31, 2014, is also included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2014. Condensed historical statement of operations data of RSG Parent for the three months ended December 31, 2014 is as follows:

Three Months Ended
December 31, 2014
Revenue	$280,911
Expenses	291,109
Net income	$(10,198)

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Fiscal Year Ended September 30, 2014

	Historical		Pro Forma	Note	Pro Forma
	Beacon	RSG Parent (a)	Adjustments	Ref	Combined
	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$2,326,905	$1,109,139	$-		$3,436,044

Cost of products sold	1,799,065	860,507	-		2,659,572

Gross profit	527,840	248,632	-		776,472

Operating expenses	428,977	233,201	12,740	5(a), 5(b)	674,918

Income (loss) from operations	98,863	15,431	(12,740)		101,554

Interest expense, financing costs and other	10,095	43,298	(2,164)	5(c)	51,230

Income (loss) before provision for income taxes	88,768	(27,868)	(10,576)		50,324

Provision (benefit) for income taxes	34,922	5,570	(20,865)	5(d)	19,626

Net income (loss)	$53,846	$(33,437)	$10,289		$30,698

Net income per share:
Basic	$1.09				$0.53
Diluted	$1.08				$0.52

Weighted average shares used in computing
net income per share:
Basic	49,227,466		9,043,272	5(e)	58,270,738
Diluted	49,947,699		9,449,400	5(e)	59,397,099

(a)	Represents RSG Parent statement of operations information for the year ended December 31, 2014. There were no significant transactions outside the ordinary course of business for RSG Parent in the three months ended December 31, 2014.

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

	Historical		Presentation	Pro Forma	Note	Pro Forma
	Beacon	RSG Parent	Reclassification	Adjustments	Ref	Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$17,594	$23,102	$-	$(30,281)	6(a)	$10,415
Accounts receivable, net	389,499	182,113	-	-		571,612
Inventories, net	386,812	192,738	-	-		579,550
Prepaid expenses and other current assets	99,505	1,145	43,216	-	4(a)	143,866
Deferred income taxes	-	1,177	-	11,600	6(b)	12,777
Total current assets	893,410	400,275	43,216	(18,681)		1,318,220

Property and equipment, net	88,868	44,920	-	-		133,788
Goodwill	498,499	336,247	-	355,446	6(b)	1,190,192
Intangible assets, net	91,419	136,613	-	195,174	6(b)	423,206
Other assets, net	3,143	20,554	-	(19,486)	6(d)	4,211

TOTAL ASSETS	$1,575,339	$938,609	$43,216	$512,453		$3,069,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257,656	$168,224	$43,216	$-	4(a)	$469,096
Accrued expenses	105,756	35,827	-	13,211	6(a), 6(c)	154,794
Borrowings under revolver lines of credit	74,110	-	-	(74,110)	6(d)	-
Current portion of long-term obligations	16,474	7,385	-	(9,900)	6(d)	13,959
Total current liabilities	453,996	211,436	43,216	(70,799)		637,849

Senior term loan, net of current portion	177,188	301,598	-	(478,786)	6(d)	-
ABL Facility, line of credit	-	85,000	-	330,360	6(d)	415,360
Term Loan B Facility, net of current portion	-	-	-	435,370	6(d)	435,370
Other senior debt	-	200,000	-	(200,000)	6(d)	-
Senior unsecured notes	-	-	-	291,000	6(d)	291,000
Deferred income taxes	68,099	32,460	-	(15,107)	6(b)	85,452
Long-term obligations under equipment financing and other, net of current portion	23,602	22,049	-	-		45,651
Total liabilities	722,885	852,543	43,216	292,038		1,910,682

Commitments and contingencies

Stockholders’ equity:
Common stock (voting)	496	223	-	(133)	6(e), 6(f)	586
Undesignated preferred stock	-	-	-	-		-
Additional paid-in capital	340,468	231,106	-	96,225	6(b), 6(e), 6(f)	667,799
Retained earnings	526,598	(144,039)	-	123,099	6(c), 6(d), 6(f)	505,658
Treasury Stock	-	(1,754)	-	1,754	6(f)	-
Non-controlling interests	-	530	-	(530)	6(f)	-
Accumulated other comprehensive loss	(15,108)	-	-	-		(15,108)
Total stockholders’ equity	852,454	86,066	-	220,415		1,158,935

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,575,339	$938,609	$43,216	$512,453		$3,069,617

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On July 27, 2015, Beacon entered into the Merger Agreement with Merger Sub I, Merger Sub II and RSG Parent. Pursuant to the Merger Agreement, Beacon will acquire RSG through the Mergers, with Merger Sub II continuing as the surviving limited liability company and a wholly owned subsidiary of Beacon.

2.	Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

3.	Accounting Policies

Following the RSG Acquisition, Beacon will conduct a review of accounting policies of RSG Parent in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Beacon’s accounting policies and classifications. As a result of that review, Beacon may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the Unaudited Pro Forma Combined Financial Information.

4.	Reclassifications of Historical RSG Parent Financial Information

The audited consolidated financial statements of RSG Parent reflect all of the operations of the business to be acquired by Beacon. Financial information presented in the “Historical RSG Parent” column in the Unaudited Pro Forma Combined Statement of Operations represents the historical consolidated statement of operations of RSG Parent for the year ended December 31, 2014, or for the nine months ended June 30, 2015, as applicable. Certain RSG Parent balance sheet information has been reclassified to conform to the historical presentation in Beacon’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Beacon.

(a) Represents reclassification of $43.2 million from accounts payable to other current assets related to vendor incentives, to conform to Beacon’s historical accounting policy as follows:

Reclassifications incorporated in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2015:

(in thousands)	Before	Reclassification	After
	Reclassification	Amount	Reclassification
Prepaid assets and other current assets	$1,145	$43,216	$44,361
Accounts payable	$168,224	$43,216	$211,440

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5.	Unaudited Pro Forma Combined Statement of Operations Adjustments

(a)	In accordance with ASC 805, the estimated purchase price of RSG Parent has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for definite-lived intangible assets (customer relationships) is approximately $315.8 million. This adjustment increases operating expenses for incremental amortization expense based on the fair value of definite-lived intangible assets acquired as follows:

Year Ended
(in thousands)	September 30, 2014

Estimated pro forma amortization	$50,528
Historical amortization	(38,849)
Incremental amortization	$11,679

Nine Months Ended
June 30, 2015

Estimated pro forma amortization	$35,528
Historical amortization	(24,953)
Incremental amortization	$10,575

Definite lived intangible assets consisting of amounts assigned to customer relationships of approximately $315.8 million are expected to be amortized over their estimated life of 20 years on an accelerated basis. Estimated future amortization for the five year period following the closing date of the RSG Acquisition is $47.4 million, $41.1 million, $31.6 million, $25.3 million, and $22.1 million for the years ending September 30, 2015, 2016, 2017, 2018, and 2019, respectively.

(b)	As part of the RSG Acquisition, Beacon will issue unvested non-qualified stock options exercisable into approximately 657,000 shares of Beacon common stock (as replacements for unvested stock options in RSG Parent that will be cancelled upon closing of the RSG Acquisition). The net adjustment records the effects of share based compensation expense of $1.1 million and $0.9 million as if the replacement awards were issued as of October 1, 2013.

(c)	To consummate the RSG Acquisition, Beacon intends to enter into a $700.0 million ABL Facility, of which $350.0 million is expected to be drawn on the closing date of the RSG Acquisition (excluding certain adjustments which may result from changes to working capital and any additional amounts required to refinance Beacon’s existing debt and fund transaction and other costs). The Company also intends to enter into a $450.0 million senior secured term loan (“Term Loan B Facility”) and issue up to $300.0 million of aggregate principal amount of senior unsecured notes. Based on (i) the assumed interest rates on these debt financings in connection with the RSG Acquisition Transactions and (ii) interest expense on Beacon’s short-term ABL Facility seasonal working capital draw of $74.4 million for a period of one quarter (as such ABL Facility working capital borrowings are typically repaid within one quarter), the pro forma adjustment to interest expense is as follows:

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(in thousands)	Year Ended
September 30, 2014
Estimated interest expense on financing incurred in connection with the RSG Acquisition and related financing transactions	$44,619
Estimated amortization of deferred financing costs recorded in connection with the RSG Acquisition and related financing transactions	4,517
Reverse interest expense recorded in RSG Parent's historical results, net of deferred financing fees and capital lease interest	(37,338)
Reverse interest expense recorded in RSG Parent's historical results related to deferred financing costs	(5,564)
Reverse interest expense recorded in Beacon's historical results related to interest expense, net of deferred financing fees	(7,313)
Reverse interest expense recorded in Beacon's historical results related to deferred financing costs	(1,086)
Total pro forma adjustment to interest expense	$(2,164)

Nine Months Ended
June 30, 2015
Estimated interest expense on financing incurred in connection with the RSG Acquisition and related financing transactions	$33,549
Estimated amortization of deferred financing costs recorded in connection with the RSG Acquisition and related financing transactions	3,388
Reverse interest expense recorded in RSG Parent's historical results, net of deferred financing costs and capital lease interest	(27,810)
Reverse interest expense recorded in RSG Parent's historical results related to deferred financing costs	(4,158)
Reverse interest expense recorded in Beacon's historical results related to the existing revolving credit facility	(5,287)
Reverse interest expense recorded in Beacon's historical results related to deferred financing costs	(814)
Total pro forma adjustment to interest expense	$(1,132)

Beacon estimates the weighted average interest rate on the new indebtedness, inclusive of the ABL seasonal draw, to be approximately 3.8%. Excluding the ABL seasonal draw, the weighted average interest rate is 4.1 percent. A hypothetical 1/8 percent increase or decrease in the expected weighted average interest rate, including from an increase in LIBOR, would increase or decrease interest expense on Beacon’s financing by approximately $1.0 million annually.

(d)

The adjustment to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2015 gives effect to the recording of the fair value of the estimated net deferred tax assets acquired from RSG Parent, and the recording of a deferred tax liability associated with the difference in the financial reporting and tax basis in the customer relationship intangible recorded as part of the acquisition method of accounting described in note 6(b). The estimated net deferred tax asset acquired from RSG Parent consists primarily of acquired net operating loss carryforwards, and reflects the elimination of the full valuation allowance provided for by RSG Parent in its historical consolidated financial statements.

For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations, the combined United States federal and state statutory tax rate of 39% has been used for all periods presented. This does not reflect Beacon’s effective tax rate, which includes other tax items such as tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Beacon in the future.

(e)	Basic and diluted earnings per share calculations are based on Beacon’s historic basic and diluted weighted-average shares plus the new shares of common stock and stock options to be issued as part of the RSG Acquisition. The RSG Acquisition is estimated to include the issuance of 9.043 million shares of Beacon’s common stock and the issuance of unvested, non-qualified stock options exercisable into approximately 657,000 shares of Beacon common stock. The number of shares to be issued will vary based on a number of factors, primarily the closing price of Beacon’s stock on the date of closing of the RSG Acquisition. The additional common shares used in the pro forma basic and diluted income per share calculations includes the proposed impact of the 9.043 million common shares to be issued as consideration, and the computation of diluted pro forma net income per share. The diluted pro forma net income per share includes the dilutive impact of approximately 262,000 and 406,000 non-qualified stock options for the periods ended June 30, 2015 and September 30, 2014, respectively. The dilutive impact was derived using the application of the treasury stock method.

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6.	Unaudited Pro Forma Combined Balance Sheet Adjustments

(a)	A summary of the expected sources and uses resulting from the RSG Acquisition and related financing transactions under the ABL Facility, Term Loan B Facility, and the Senior Unsecured Notes is as follows:

(in thousands)
Sources of funds:
ABL Facility seasonal working capital draw	$74,110
ABL Facility	350,000
Term Loan B Facility	450,000
Senior unsecured notes	300,000
Cash and cash equivalents	30,281
Total sources of funds	$1,204,390
Use of funds:
Cash consideration for equity of RSG Parent	$286,200
Repayment of existing debt of RSG Parent	586,598
Repayment of accrued RSG Parent interest	3,399
Payment of redemption premium for early termination of RSG senior notes	15,000
Repayment of existing Beacon debt	262,548
Repayment of accrued Beacon interest	2,430
Transaction fees	19,040
Original issue discount and deferred financing fees	29,175
Total use of funds	$1,204,390

(b)	The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation by Beacon management of the purchase price for RSG Parent to the identifiable tangible and intangible net assets acquired, with the excess purchase price allocated to goodwill. Under the acquisition method of accounting, the total estimated purchase price is allocated to RSG Parent’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition.

Below is a preliminary allocation of the total purchase price and the pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2015:

(in thousands)
Total Purchase Price Consideration
Cash and stock consideration	$608,776
Long term liabilities assumed	616,032
Pre-acquisition service for unvested awards	4,849
Total	$1,229,657

Purchase Price Allocation
Net working capital	$2,309
Inventory	192,738
Fixed assets	44,920
Other assets	1,668
Other liabilities	(30,882)
Deferred income taxes	(4,576)
Trade name	15,986
Customer relationships	315,802
Goodwill	691,693
Total	$1,229,657

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The adjustments to the historical combined net assets as a result of the allocation of the estimated purchase price for RSG Parent are as follows:

(in thousands)	Historical	Preliminary	Pro forma
	book value	fair values	adjustment
Trade name	$51,335	$15,986	$(35,349)
Customer relationships	85,278	315,802	230,524
Intangible assets, net	$136,613	$331,787	$195,174

Goodwill	$336,247	$691,693	$355,446

Deferred income taxes	$(31,283)	$(4,576)	$26,707

The total consideration paid for the acquisition of RSG Parent includes expected cash payments of approximately $286.2 million, the fair value of 9.043 million shares of common stock expected to be issued valued using Beacon’s closing stock price as of September 4, 2015, and the estimated fair value of that portion of unvested RSG Parent stock options related to services rendered prior the RSG Acquisition, that are to be exchanged for unvested stock options in Beacon.

Upon completion of the fair value assessment, the Company anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill.

As part of the RSG Acquisition, Beacon will issue a fixed number of shares of Beacon common stock and a variable number of unvested Beacon stock options, the exact value of which may vary based upon changes in the market price of Beacon common stock. For purposes of this pro forma presentation, Beacon has used the closing price of its common stock as of September 4, 2015. Assuming a 15% increase or decrease in the market price of Beacon common stock, the total purchase price consideration could change by approximately $44.5 million.

(c)	Beacon and RSG anticipate incurring transaction costs associated with the RSG Acquisition of approximately $19.0 million. This adjustment reflects the accrual of those anticipated costs.

(d)	The adjustments to historical combined long-term debt are comprised of the following:

(in thousands)
June 30, 2015
Current Portion of Long Term Debt:
Paydown of existing Beacon revolver lines of credit	$(74,110)
Paydown current portion of Beacon long-term debt	(11,250)
Paydown current portion of RSG Parent long-term debt	(3,150)
Paydown accrued interest on Beacon debt	(2,430)
Paydown accrued interest on RSG Parent debt	(3,399)
Current portion of Term Loan B Facility	4,500
Net change in current maturities of long term debt	$(89,839)
Long Term Debt:
Paydown of non-current portions of Beacon long term debt	$(177,188)
Paydown of non-current portions of RSG Parent long term debt	(586,598)
ABL Facility	415,360
Non-current portion of Term Loan B Facility	435,370
Senior unsecured notes	291,000
Net change in long term debt	$377,944

Estimates of original issue discount of $27.9 million has been recorded as a direct reduction to the proceeds and carrying amount for the new debt. Deferred financing fees of approximately $1.3 million related to the closing of the ABL Facility, Term Loan B Facility, and the senior unsecured notes have been recorded as a component of other long-term assets. Deferred financing fees and original issue discounts will be amortized over the contractual term of the respective facilities.

Deferred financing fees of $1.9 million relating to Beacon’s existing long-term debt and $18.9 million relating to RSG Parent’s existing long-term debt have been eliminated from total assets with a corresponding decrease to retained earnings for the amounts related to Beacon. No adjustment has been made to the Unaudited Pro Forma Combined Statements of Operations for these costs as they are non-recurring.

(e)	Adjustment to reflect the issuance of 9.043 million shares of Beacon common stock pursuant to the Merger Agreement with an estimated value of $322.5 million based on Beacon’s closing stock price as of September 4, 2015.

(f)	Adjustment eliminates RSG Parent’s common stock, additional paid in capital, and the carrying value of Treasury stock in the aggregate net amount of $229.6 million.

Represents the elimination of RSG Parent’s retained deficit of $144.0 million, the recording of estimated transaction costs expected to be incurred related to the RSG Acquisition of $19.0 million as noted in 6(c) above, and the elimination of deferred financing fees of $1.9 million for Beacon. Also represents the elimination of RSG Parent’s non-controlling interest of $0.5 million.

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